Registration No. 333-948

As filed with the Securities and Exchange Commission on May 22, 1998


               SECURITIES AND EXCHANGE COMMISSION
                     Washington, D.C. 20549

                 POST-EFFECTIVE AMENDMENT NO. 1
                               TO
                            FORM S-8
                     REGISTRATION STATEMENT
                             Under
                   The Securities Act of 1933

                      SHOPKO STORES, INC.
       (Exact Name of Registrant as Specified in Charter)

      Wisconsin                             41-0985054
(State of Incorporation)       (I.R.S. Employer Identification No.)

             700 Pilgrim Way
          Green Bay, Wisconsin                  54307-9060
(Address of Principal Executive Offices)        (Zip Code)
                 ____________________________________

              SHOPKO STORES, INC. 1995 STOCK OPTION PLAN
                 ____________________________________

                            Richard D. Schepp
                             General Counsel
                            ShopKo Stores, Inc.
                             700 Pilgrim Way
                    Green Bay, Wisconsin 54307-9060
                              (920) 429-2211
        (Name, address and telephone number, including area code,
                          of agent for service)

                              With copies to:
                            Randall J. Erickson
                            Godfrey & Kahn, S.C.
                           780 North Water Street
                        Milwaukee, Wisconsin  53202

      Pursuant to a Registration Statement on Form  S-8
(Registration    No.   333-948)    (the   "Registration
Statement"),   ShopKo   Stores,   Inc.,   a   Minnesota
corporation ("Old ShopKo"), registered 1,200,000 shares of Common Securities Stock, $0.01 par value per share
(the "Shares"), under the Securities Act of 1933, as amended (the "Securities Act"), which Shares were to be issued pursuant to Old ShopKo's 1995 Stock Option Plan.

      On  May  22,  1998, Old ShopKo  merged  into  New
ShopKo,  Inc.,  a Wisconsin corporation and  a  wholly-
owned  subsidiary of Old ShopKo (the "Company").   Upon
completion of the merger, the Company changed its name to "ShopKo Stores, Inc."

      Pursuant to Rule 414(d) under the Securities Act,
the  Company  hereby  adopts as  its  own  registration
statement  for all purposes of the Securities  Act  and
the  Securities Exchange Act of 1934, as  amended,  the
Registration  Statement.  Moreover, the Company  hereby
amends   and  restates  the  following  items  of   the
Registration Statement for the purpose of reflecting material changes resulting from the merger.

                            PART II

       INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 6.  Indemnification of Directors and Officers

           Section  180.0851 of the Wisconsin  Business
     Corporation   Law   (the   "WBCL")   requires    a
     corporation to indemnify a director or officer, to
     the extent such person is successful on the merits
     or  otherwise in the defense of a proceeding,  for
     all    reasonable   expenses   incurred   in   the
     proceeding,  if such person was a  party  to  such
     proceeding  because he or she was  a  director  or
     officer  of  the corporation.  In  cases  where  a
     director  or  officer  is not  successful  on  the
     merits   or   otherwise  in  the  defense   of   a
     proceeding, a corporation is required to indemnify a director or officer against liability incurred by the director or officer in a proceeding if such person was a party to such proceeding because he or she is a director or officer of the corporation unless it is determined that he or she breached or failed to perform a duty owed to the corporation and such breach or failure to perform constitutes:
     (i) a willful failure to deal fairly with the corporation or its shareholders in connection with a matter in which the director or officer has a material conflict of interest; (ii) a violation of criminal law, unless the director or officer had reasonable cause to believe his or her conduct was lawful or no reasonable cause to believe his or her conduct was unlawful; (iii) a transaction from which the director or officer derived an improper personal profit; or (iv) willful misconduct.

           Section 180.0858 of the WBCL provides that subject to certain limitations, the mandatory indemnification provisions do not preclude any additional right to indemnification or allowance of expenses that a director or officer may have under a corporation's articles of incorporation or by-laws, a written agreement between the director or officer and the corporation or a resolution of the board of directors or the shareholders.

           Unless otherwise provided in the articles of
     incorporation or by-laws, or by written  agreement
     between   the   director  or   officer   and   the
     corporation,   an  officer  or  director   seeking
     indemnification is entitled to indemnification  if
     approved  in  any  of  the  following  manners  as
     specified in Section 180.0855 of the WBCL:  (i) by
     majority  vote  of a disinterested quorum  of  the
     board  of  directors,  or  if  such  disinterested
     quorum cannot be obtained, by a majority vote of a
     committee  of two or more disinterested directors;
     (ii)  by  independent legal counsel  chosen  by  a
     quorum of disinterested directors or its committee
     (or   if  unable  to  obtain  such  a  quorum   or
     committee, by a majority vote of the full board of
     directors);  (iii) by a panel of three arbitrators
     (one   of   which  is  chosen  by  a   quorum   of
     disinterested directors); (iv) by the vote of the shareholders; (v) by a court; or (vi) by any other method provided for in any additional right of indemnification permitted in Section 180.0858 of the WBCL.

          Reasonable expenses incurred by a director or officer who is a party to a proceeding may be reimbursed by a corporation, pursuant to Section
     180.0853 of the WBCL, at such time as the director or officer furnishes to the corporation a written affirmation of his or her good faith belief that he or she has not breached or failed to perform his or her duties; and a written undertaking to repay any amounts advanced if it is determined that indemnification by the corporation is not required or that indemnification is not ordered by a court.

          Section 180.0859 of the WBCL provides that it is the public policy of the State of Wisconsin to require or permit indemnification, allowance of expenses and insurance to the extent required or permitted under Sections 180.0850 to 180.0858 of the WBCL for any liability incurred in connection with any proceeding involving a federal or state statute, rule or regulation regulating the offer, sale or purchase of securities.

            As   permitted  by  Section  180.0858,  the
     Registrant  has adopted indemnification provisions
     in  its  By-laws which closely track the statutory
     indemnification  provisions  of  the   WBCL   with
     certain exceptions. In particular, Article VII  of
     the   Registrant's  By-Laws,  among  other  items,
     provides   that   (i)  an  individual   shall   be
     indemnified  unless  it  is  determined  by  final
     judicial   adjudication   that   such   individual
     breached  or  failure  to  perform  a  duty   such
     individual owed to the Registrant and (ii) payment
     or  reimbursement of expenses, subject to  certain
     limitations,   will  be  mandatory   rather   than
     permissive.    The   Registrant   has    purchased
     directors' and officers' liability insurance which insures the Registrant's officers and directors against certain liabilities which may arise under the Securities Act.

           The  Company's  predecessor corporation  had
     entered into Indemnification Agreements with  each
     of   its  directors,  and  the  Company  currently
     intends to enter into an Indemnification Agreement
     with  each of its directors.  The Company  may  in
     the
     future  enter into Indemnification Agreements
     with   each   of  its  executive  officers.    The
     following description is of the terms the  Company
     expects  to  be contained in any such  agreements.
     Each Indemnification Agreement will provide, as  a
     contractual  obligation,  that  the  Company  will
     indemnify and advance expenses to the director  or
     executive  officer to the maximum extent permitted
     under Subchapter VIII of the WBCL and Article  VII
     of  the  By-laws as in effect on the date  of  the
     Indemnification  Agreement.  Each  Indemnification
     Agreement  shall further provide that the  Company
     waives  all  rights  to refuse indemnification  or
     withhold payment of amounts for which the director
     or  executive  officer is indemnified  thereunder,
     agrees  not to amend its Articles of Incorporation
     or  By-laws  to reduce or eliminate the  right  to
     indemnification  or  advances,   and   agrees   to
     maintain   directors'   and  officers'   liability
     insurance  for  the benefit of its  directors  and
     executive officers.  To the extent the WBCL or the
     Company's Articles of Incorporation or By-laws are
     amended to provide greater indemnification  rights
     or  benefits  to directors or executive  officers,
     each  Indemnification Agreement shall provide that
     the   director  or  executive  officer  shall   be
     entitled to such greater rights and benefits immediately upon such amendment.

Item 8.  Exhibits

          5      Opinion   of  Godfrey  &  Kahn,   S.C.
          regarding legality of the Common Stock being registered.

          23.1 Consent of Deloitte & Touche LLP.

          23.2   Consent  of  Godfrey  &   Kahn,   S.C.
          (included in Exhibit 5).

          24    Powers of Attorney for Directors of the
          Registrant.

                           SIGNATURES

     Pursuant to the requirements of the Securities Act
of   1933,  the  Registrant  certifies  that   it   has
reasonable grounds to believe that it meets all of  the
requirements for filing on Form S-8 and has duly caused
this Post-Effective Amendment No. 1 to the Registration
Statement   to   be  signed  on  its  behalf   by   the
undersigned, thereunto duly authorized, in the City of Green Bay, State of Wisconsin, on May 22, 1998.

                              SHOPKO STORES, INC.

                              By:            *
                                 ----------------------
                                 Dale P. Kramer, Chairman,
                                 President and Chief Executive
                                 Officer

     Pursuant to the requirements of the Securities Act of 1933, this Post-Effective Amendment No. 1 to the
Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

    Signature                      Title                           Date

           *           Chairman, President and ChiefExecutive   May 22, 1998
--------------------   Officer (Principal Executive Officer)
Dale P. Kramer


     *                 Executive Vice President and             May 22, 1998
--------------------   a Director
William J. Podany


/s/ Jeffrey A. Jones   Chief  Financial Officer                 May 22, 1998
--------------------
Jeffrey A. Jones


/s/ Jeffrey R. Simons  Chief  Accounting Officer                May 22, 1998
---------------------
Jeffrey R. Simons


---------------------  Vice Chairman and Director
William J. Tyrrell


     *                 Director                                 May 22, 1998
---------------------
Jack W. Eugster


     *                 Director                                 May 22, 1998
---------------------
Jeffrey C. Girard


     *                 Director                                 May 22, 1998
---------------------
James L. Reinersten, M.D.


     *                 Director                                 May 22, 1998
---------------------
Stephen E. Watson


*By: /s/ Richard D. Schepp
     ---------------------------
     Richard D. Schepp
     Attorney-in-Fact pursuant to authority granted by
     Powers of Attorney filed herewith as Exhibit 24.

                     EXHIBIT INDEX


Item 8.  Exhibits

          5      Opinion   of  Godfrey  &  Kahn,   S.C.
          regarding legality of the Common Stock being registered.

          23.1 Consent of Deloitte & Touche LLP.

          23.2  Consent  of Godfrey  &  Kahn,
          S.C. (included in Exhibit 5).

          24    Powers  of  Attorney for Directors  of  the
          Registrant.